UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      The unaudited pro forma condensed combined financial statements have been derived from the financial statements of BSI Holdings, Inc. (BSI), Plymouth Mills, Inc. (Plymouth) and Sun Sportswear,Inc. (Sun) and are presented to show (1) the acquisition of Plymouth by BSI as of August 2, 1996 and (2) the merger, via a reverse acquisition, of Sun. These acquisitions are accounted for under the "purchase" method of accounting whereby the purchase price is allocated based on the fair value of the assets acquired and the liabilities assumed. The financial information presented herein shall include BSI financial information as of and for the year ended December 28, 1996.

      The unaudited pro forma condensed combined statement of operations for BSI and Plymouth Combined for the year ended December 28, 1996, gives effect to the acquisition of Plymouth by BSI as if the acquisition had occurred on December 31, 1995. Pro forma adjustments include: (i) adjustments to reflect compensation levels included in post-acquisition employment agreements, (ii) expenses incurred in connection with non-compete agreements, (iii) additional depreciation and amortization resulting from the allocation of the purchase price to fixed assets, other intangible assets and goodwill, (iv) additional interest expense related to debt incurred in connection with the Plymouth acquisition, (v) incremental tax effects of the pro forma adjustments including the termination of Plymouth's S Corporation status and (vi) dividends and accretion on additional preferred stock.

      The unaudited pro forma condensed combined statement of operations for the period above also gives effect to the merger of BSI with and into Sun, by virtue of a reverse acquisition. Pro forma adjustments include: (i) reductions in depreciation for the writedown of property, plant and equipment as well as amortization of negative goodwill from applying purchase accounting, (ii) amortization of deferred financing fees, (iii) additional interest expense for the merger related debt, (iv) incremental tax effects of the pro forma adjustments and benefits associated with Sun's operating loss and (v) dividends and accretion on additional preferred stock.

      The unaudited pro forma condensed combined balance sheet gives effect to the merger of BSI with and into Sun by virtue of a reverse acquisition as if such transaction occurred on December 28, 1996. The unaudited pro forma condensed combined balance sheet of BSI as of December 28, 1996, includes the acquired assets and liabilities of Plymouth and the related purchase accounting adjustments, since this transaction occurred on August 2, 1996. Pro forma adjustments include: (i) a write-down of Sun's inventories to reflect BSI's plans to more aggressively reduce the level of inventory, reduce certain types and styles of inventory and to conform with BSI's accounting policies and procedures, (ii) purchase accounting entries to write-off property, plant and equipment and record negative goodwill,
      (iii) the issuance of debt and repayment of certain debt obligations as a result of and concurrent with the merger, (iv) certain deferred financing fees and (v) the proceeds from the issuance of BSI preferred stock and related common stock purchase warrants.

      The following is a summary of the sources and uses of cash related to the completion of the merger:

                                                        (In thousands)
      Sources:

           Borrowings under BSI credit facilities:

                  Revolver ............................   $   6,268
                  Term note............................       1,000
           Subordinated Note issued to Seafirst........       1,500
                                                          ---------
                  Subtotal - debt .....................       8,768
           Issuance of BSI preferred stock ............       2,000
                                                          ---------
                  Total Sources .......................   $  10,768
                                                          =========
      Uses:

           Cash paid for Sun Common Stock .............   $   4,680
           Subordinated Note issued to Seafirst........       1,500
           Retirement of BSI indebtedness .............       3,000
           Transaction costs...........................       1,451
           Financing costs ............................         137
                                                          ---------
                  Total Uses ..........................   $  10,768
                                                          =========

      The actual acquisition entries are subject to the completion of appraisals, evaluations and estimates of fair value, which are not currently complete, and may differ substantially from the pro forma adjustments. Potential additional operating synergies available in the future are not reflected. For example, elimination of specific Sun personnel in connection with the merger is expected to reduce annual compensation costs by approximately $2.2 million. This savings is not reflected in the accompanying pro forma statements.

      The pro forma results are not indicative of the results of operations had the acquisitions taken place at the beginning of the respective periods or of future results of the combined companies, primarily because both the Plymouth and Sun acquisitions and related purchase prices were based on financial terms and conditions that existed on the acquisition dates, and not as of the beginning of the respective periods discussed above.

                            Brazos Sportswear, Inc.
             Pro Forma Condensed Combined Statement of Operations
               for the Year Ended December 28, 1996 (Unaudited)
               (Dollars in Thousands, Except Per Share Amounts)

                                                                                                       BSI and
                                                                                      Pro Forma        Plymouth            Sun
                                                         BSI (1)      Plymouth (2)   Adjustments       Combined        Sportswear
                                                        --------      --------       -----------       --------          -------
Net sales                                               $169,452       $25,860            -            $195,312          $65,535
Cost of goods sold                                       127,845        16,707            -             144,552           57,680
                                                        --------      --------       -----------       --------          -------
   Gross profit                                           41,607         9,153            -              50,760            7,855
Operating expenses                                        32,529         4,636               605 (3)     37,770           13,151
                                                        --------      --------       -----------       --------          -------
   Operating income (loss)                                 9,078         4,517              (605)        12,990           (5,296)
Other (income) expense:
   Interest expense                                        4,491           165             1,517 (4)      6,173              584
   Other, net                                               (234)           62                -            (172)             (37)
                                                        --------      --------       -----------       --------          -------
Income (loss) before provision for income taxes            4,821         4,290            (2,122)         6,989           (5,843)
Provision (credit) for income taxes                          789           434               455 (5)      1,678               (7)
                                                        --------      --------       -----------       --------          -------
   Net income (loss)                                       4,032         3,856            (2,577)         5,311           (5,836)
Dividends and accretion on preferred stock                   245            -                367 (6)        612               -
                                                        --------      --------       -----------       --------          -------
Net income (loss) available for common shareholders       $3,787        $3,856           ($2,944)        $4,699          $(5,836)
                                                        ========      ========       ===========       ========          =======
Per share data (a):
   Primary earnings per share                              $0.90                                                          ($1.02)
                                                        ========                                                         =======
Weighted average common and common
   equivalent shares outstanding:
      Primary                                          4,198,907                                                       5,748,500
                                                        ========                                                         =======
                                                                                  Pro Forma
                                                            Pro Forma             Combined
                                                           Adjustments             Company
                                                           -----------            ---------
Net sales                                                           -              $260,847
Cost of goods sold                                              (6,830)(7)          195,402
                                                           -----------            ---------
   Gross profit                                                  6,830               65,445
Operating expenses                                               2,933 (8)           53,854
                                                           -----------            ---------
   Operating income (loss)                                       3,897               11,591
Other (income) expense:
   Interest expense                                                467 (9)            7,224
   Other, net                                                       -                  (209)
                                                           -----------            ---------
Income (loss) before provision for income taxes                  3,430                4,576
Provision (credit) for income taxes                               (982)(10)             689
                                                           -----------            ---------
   Net income (loss)                                             4,412                3,887
Dividends and accretion on preferred stock                         319 (11)             931
                                                           -----------            ---------
Net income (loss) available for common shareholders             $4,093               $2,956
                                                           ===========            =========
Per share data (a):
   Primary earnings per share                                                         $0.62
                                                                                  =========
Weighted average common and common
   equivalent shares outstanding:
      Primary                                                                     4,786,834
                                                                                  =========

(a) Fully-diluted earnings per share is not presented because the effect would be anti-dilutive.

                            Brazos Sportswear, Inc.
                       Pro Forma Condensed Balance Sheet
                      As Of December 28, 1996 (Unaudited)
                             (Dollars In Thousands)

                                                                             BSI            Sun          Pro Forma         Pro Forma
                                                                                                        Adjustments         Combined
                                                                           -------       --------        --------           --------
Assets
Current Assets:
   Cash                                                                    $   561       $     84            --             $    645
   Accounts receivable, net                                                 22,118          7,181            --               29,299
   Inventories                                                              25,338         15,760            (768)(1)         40,330
   Prepaids                                                                  1,786            848            --                2,634
   Deferred income taxes                                                     1,797             20            --                1,817
   Federal income tax receivable                                              --            1,034            --                1,034
                                                                           -------       --------        --------           --------
      Total current assets                                                  51,600         24,927            (768)            75,759
Property, plant and equipment, net                                           6,873          3,492          (3,492)(2)          6,873
Intangible assets, net                                                      23,269           --              --               23,269
Other assets                                                                   940             15             137 (3)          1,092
                                                                           -------       --------        --------           --------
      Total assets                                                         $82,682       $ 28,434        ($ 4,123)          $106,993
                                                                           =======       ========        ========           ========

Liabilities and Shareholders' Equity

Current liabilities:
   Borrowings pursuant to revolving credit agreement                       $23,524       $  2,961        $  6,268 (4)       $ 32,753
   Current portion of other debt                                             3,419           --               200 (4)          3,619
   Payable to former owners of Plymouth Mills, Inc.                          2,950           --              --                2,950
   Accounts payable and accrued liabilities                                 17,040          5,271            --               22,311
                                                                           -------       --------        --------           --------
      Total current liabilities                                             46,933          8,232           6,468             61,633
                                                                           -------       --------        --------           --------
Noncurrent liabilities:
   Long-term debt, net of current maturities                                23,606           --              (700)(4)         22,906
   Deferred income taxes                                                       934             20            --                  954
   Negative goodwill                                                          --             --             1,683 (2)          1,683
   Other liabilities                                                           367           --               141 (7)            508
                                                                           -------       --------        --------           --------
      Total noncurrent liabilities                                          24,907             20           1,124             26,051
                                                                           -------       --------        --------           --------
Convertible mandatorily redeemable preferred stock                           7,613           --               956 (6)          8,569
                                                                           -------       --------        --------           --------
Shareholders' equity:
   Common stock                                                                  5         21,618         (21,619)(5)              4
   Additional paid-in capital                                                2,927           --             7,512 (5)(6)      10,439
   Retained earnings (deficit)                                                 297         (1,436)          1,436 (5)            297
                                                                           -------       --------        --------           --------
      Total shareholders' equity                                             3,229         20,182         (12,671)            10,740
                                                                           -------       --------        --------           --------
      Total liabilities and shareholders' equity                           $82,682       $ 28,434        $ (4,123)          $106,993
                                                                           =======       ========        ========           ========

              Notes to Pro Forma Condensed Combined Balance Sheet
                      as of December 28, 1996 (Unaudited)

Note  Description

(1) To reflect BSI's business plan to reduce inventory levels and the number of inventory types and styles to levels commensurate with BSI's expectation for Sun's sales levels. It is expected that the reduction in inventory levels will be accomplished partially through the sale of inventory during "off season" periods at substantially reduced margins, and at times, below original purchase cost.

(2) To reflect the net effects of the merger based on the application of purchase accounting. Since the purchase price is less than the fair market value of the net assets acquired, net equipment and leasehold improvements of $3,492 are written down to zero and the remaining deficiency, after giving effect to estimated transaction costs of $1,451, is recorded as negative goodwill. This adjustment also includes the impact of entry no. 1.

(3) To record the effects of financing costs expected to be incurred as a result of and concurrent with the Merger.

(4) To record a $ 5,768 net increase in debt from the issuance of $11,729 of debt net of repayment of $5,961 of certain debt obligations as a result of and concurrent with the merger.

(5) Shareholders' equity accounts reflect the net amount of common stock outstanding after consummation of the merger of 587,927, excluding 58,050 shares issuable upon the exercise of stock options, at $11.00 per share, and the effect of changing the par value of Sun's historical common stock of zero to $.001 as a result of and concurrent with the merger. Additional paid-in capital also includes $1,044 related to the fair value allocated to the common stock purchase warrants associated with the additional preferred stock issued.

(6) To record the issuance of $2,000 face amount of preferred stock. Such preferred stock will be recorded at a discount to give effect to the allocation of a portion of the proceeds ($1,044) to the detachable common stock purchase warrants.

(7) To record the accrual of directors and officers insurance related to the former directors and officers of Sun who were terminated concurrent with the merger.

(8)   Reflects the net impact of the above entries, as follows:

                 Entry           Amount         Description
                 -----           ------         ------------------------------
                  (3)             ($137)        Financing fees
                  (2)            (4,680)        Cash paid for Sun common stock
                  (4)            (1,500)        Subordinated note to Seafirst
                  (2)            (1,451)        Transaction costs
                  (4)             5,768         Net increase in debt
                (5), (6)          2,000         Issuance of preferred stock and
                                                common stock purchase warrants
                                  -----
                                     $0
                                  =====

         Notes to Pro Forma Condensed Combined Statement of Operations for the Year Ended December 28, 1996 (Unaudited)


Note          Description
----          -----------
General

(1) Includes the results of operations of Plymouth from the date of acquisition, August 2, 1996, through December 28, 1996.

(2) Includes the results of operations of Plymouth from January 1, 1996, to the date of acquisition, August 2, 1996.

Plymouth Acquisition Adjustments

(3)    $104   Additional compensation to reflect compensation levels included in post-acquisition employment agreements.

         35   Amortization of non-compete agreements of $300 over a five-year period.
        277   Amortization of goodwill of $18,985 over a 40-year period.

        177 Amortization of deferred financing costs of $987 over the lives of the related debt obligations.
          8 Amortization of intangible assets acquired over periods ranging from 15 to 40 years.
          4 Additional depreciation of fixed assets based on their post-acquisition allocated fair value.
     ------
       $605
     ======

(4)  $1,517   Net increase in interest expense related to increased net
     ======   indebtedness of $28,004 at a weighted average annual interest rate of 8.6%.

(5)    $455   Incremental income tax effect of the above pro forma adjustments
     ======   and termination of Plymouth's S-Corporpation status at a 41%
              effective tax rate.

(6)    $329   Dividends on additional preferred stock issued at a compounding dividend rate of 8%.

         38 Accretion of discount related to fair value allocated to common stock purchase warrants.
     ------
       $367
     ======

Sun Acquisition Adjustments

(7) $(5,917)  Reclassification of royalty expense to operating expenses to conform with BSI's financial reporting practices.

       (913)  Elimination of Sun depreciation expense for the write-off of net equipment and leasehold improvements resulting from the
              application of purchase accounting.
    -------
    $(6,830)
    =======
(8) $ 5,917   Reclassification of royalty expense from cost of goods sold to conform with BSI's financial reporting practices.

       (810) Elimination of Sun depreciation expense for the write-off of net equipment and leasehold improvements resulting from the application of purchase accounting.

       (956)  Elimination of pre-merger acquisition expenses incurred by Sun.

     (1,222) Elimination of compensation, benefits and severance related to officers whose employment was terminated concurrent with the merger.

         46 Amortization of deferred financing costs of $137 over a three-year period.

        (42)  Amortization of negative goodwill of $1,683 over a 40-year period.
     ------
     $2,933
     ======
(9)    $467   Net increase in interest expense related to increased net
     ======   indebtedness of $5,768.

(10)  $(982)  Incremental income tax effect of the above pro forma adjustments
     ======   and benefit related to Sun's operating losses.

(11)   $165   Dividends on additional preferred stock issued at a compounding dividend rate of 8%.

        154 Accretion of discount related to fair value allocated to common stock purchase warrants.
     ------
       $319
     ======